CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated August 28, 2024, for the Frank Value Fund, West Hills Core Fund, and the Camelot Event Driven Fund, (the “Funds) each a series of the Frank Funds, and to all references to our firm included in or made part of this Post-Effective Amendment No. 45 under the Securities Act of 1933 and Post-Effective Amendment No. 47 under the Investment Company Act of 1940 to the Funds’ Registration Statement on Form N-1A (File Nos. 333-113657 and 811-21532), including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Funds.

Huntingdon Valley, Pennsylvania

October 28, 2024